Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Fund Service Providers” in the Prospectuses and “Third Party Service Providers,” “Other Service Providers” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference and use of our report dated February 28, 2012 on the financial statements and financial highlights of American Beacon Treasury Inflation Protected Securities Fund as of and for the year ended December 31, 2011 in the Registration Statement (Form N-1A) of the American Beacon Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 140 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).

/s/ Ernst & Young LLP

Dallas, Texas

April 26, 2012